Exhibit 99.1

UFP TECHNOLOGIES, INC. 172 East Main Street Georgetown, MA 01833 – USA	Tel. 978-352-2200 www.ufpt.com Contact: Ron Lataille

FOR IMMEDIATE RELEASE

November 3, 2010

UFP Technologies Announces Record Q3 Results

Georgetown, Mass., November 3, 2010.  UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported net income of $2.4 million or $0.35 per diluted common share outstanding for its third quarter ended September 30, 2010, compared to $2.1 million or $0.34 per diluted common share outstanding for the same period in 2009.  Operating income improved $1.4 million to $3.8 million for the three-month period ended September 30, 2010, from $2.4 million in the same period in 2009.  Sales for the quarter were a record $30.5 million or 10.3% higher than 2009 third quarter sales of $27.6 million.  For the nine-month period ended September 30, 2010, the Company reported net income of $6.2 million or $0.92 per diluted common share outstanding, compared to $3.0 million or $0.49 per diluted common share outstanding for the same 2009 period.  Sales for the nine-month period ended September 30, 2010, were $89.1 million or 27% higher than sales of $70.2 million for the same 2009 period.  Results for the three- and nine-month periods ended September 30, 2009, include gains recorded on acquisitions of approximately $759,000 and $840,000, respectively.

“I am very pleased with our strong operating results,” said R. Jeffrey Bailly, Chairman & CEO of UFP Technologies.  “Our third quarter operating income was 60% higher than the third quarter of 2009. This is a testament to the quality of our recent acquisitions and the value we were able to bring to them through synergistic cost savings, best practice sharing, and efficiency improvements.  In addition, strength in our automotive, military, and industrial markets drove organic revenue growth of roughly 8% for the quarter — solid results in a challenging economy.”

“Looking ahead, we see exciting opportunities for internal growth through new products, new markets, and new materials,” said Bailly, “and we continue to investigate potential merger and acquisition opportunities.” Bailly added that, with a strong balance sheet that currently includes $22 million in cash, UFP Technologies is well positioned to capitalize on growth opportunities in the years ahead.

UFP Technologies is a leading designer and manufacturer of interior protective packaging and component product solutions using molded and fabricated foams, plastics, laminated composites, and natural fiber materials.  The Company primarily serves the medical, automotive, computers and electronics, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the Company’s prospects, anticipated advantages the Company expects to realize from its acquisition strategies, its participation and growth in multiple markets, its engineering and product development initiatives, and the Company’s growth potential and strategies for growth.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation risks associated with the identification of suitable acquisition candidates and the successful, efficient execution of acquisition transactions and integration of any such acquisition candidates, as well as other risks and uncertainties that are detailed in the documents filed by the Company with the SEC.  Accordingly, actual results may differ materially.  Readers are referred to the documents filed by the Company with the SEC, specifically the last reports on Forms 10-K and 10-Q.  The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release.  The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions, or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income

($ in thousands, except Per Share Data)

	Unaudited
	Three Months Ended		Nine Months Ended
	30-Sep-10	30-Sep-09	30-Sep-10	30-Sep-09
Net sales	$30,468	$27,620	$89,126	$70,187
Cost of sales	21,562	20,166	63,716	52,419
Gross profit	8,906	7,454	25,410	17,768
SG&A	5,103	5,070	15,502	13,877
Operating income	3,803	2,384	9,908	3,891
Gain on acquisitions	—	759	—	840
Interest expense, other income & expenses	(35)	(43)	(92)	(175)
Income before income taxes	3,768	3,100	9,816	4,556
Income taxes	1,389	977	3,617	1,489
Net income from consolidated operations	2,379	2,123	6,199	3,067
Net income attributable to noncontrolling interests	(14)	(10)	(41)	(43)
Net income attributable to UFP Technologies, Inc.	$2,365	$2,113	$6,158	$3,024
Weighted average shares outstanding	6,215	5,894	6,117	5,799
Weighted average diluted shares outstanding	6,785	6,301	6,728	6,222
Per Share Data
Net income per share outstanding	$0.38	$0.36	$1.01	$0.52
Net income per diluted share outstanding	$0.35	$0.34	$0.92	$0.49

Consolidated Condensed Balance Sheets

($ in thousands)

	30-Sep-10	31-Dec-09
	(unaudited)
Assets:
Cash	$22,376	$14,999
Receivables	14,158	14,218
Inventories	8,340	7,647
Other current assets	1,983	1,887
Net property, plant, and equipment	11,450	12,218
Other assets	8,449	8,483
Total assets	$66,756	$59,452
Liabilities and equity:
Short-term debt	$656	$623
Accounts payable	5,192	4,274
Other current liabilities	5,562	6,153
Long-term debt	7,002	7,502
Other liabilities	2,058	1,895
Total liabilities	20,470	20,447
Total UFP Technologies stockholders’ equity	45,879	38,535
Noncontrolling interests	407	470
Total liabilities and stockholders’ equity	$66,756	$59,452